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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933, as amended, on Form N-1A for Warburg Pincus Managed EAFE(R) Countries Fund, Inc. (File No. 333-39075) of our report dated December 18, 1997 on our audit of the financial statements and financial highlights of the Managed EAFE(R) Countries Portfolio of Warburg, Pincus Institutional Fund, Inc. We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants and Counsel" in the Statement of Additional Information.



/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
December 22, 1997